Exhibit 10.4

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into on December 27, 2021 (the “Effective Date”), by and between Actelis Networks, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”) with its offices located at ___________________________________, and Ram Vromen, an individual residing at ________________________________ (“Service Provider”).

WITNESSETH:

WHEREAS,	the Company, Service Provider (in his capacity as the “Representative”) and such other parties have entered into that certain Amended and Restated Stockholders Agreement dated February 2, 2016 (the “Stockholders Agreement”);

WHEREAS,	the Company and Service Provider reached into certain understanding by which Service Provider will continue to provide the Company with certain management and other services as an independent contractor; and

WHEREAS,	the parties hereto wish to regulate their relationship in accordance with the terms and conditions set forth herein, hereby intending that the provisions of this Agreement shall replace and supersede the provisions of Section 12 of the Stockholders Agreement (“Section 12”);

NOW, THEREFORE, the parties do hereby mutually agree as follows:

1.	The Services

1.1.	Service Provider shall provide the Company with the services set forth in Exhibit A attached hereto, as may be amended and/or updated from time to time by a mutual agreement of the parties (the “Services”).

1.2.	The Services shall be performed in the scope as set forth in Exhibit A, or such other scope to be agreed from time to time by the parties.

2.	Representations and Warranties. Service Provider represents and warrants that (i) he has the requisite knowledge, skills and experience for providing the Services; (ii) he is authorized to enter into this Agreement according to its terms; and (ii) the execution and delivery of this Agreement will not constitute a default under or conflict with any agreement or other instrument to which he is a party, or to which Service Provider is bound and do not require the consent of any person or entity.

3.	Compensation. As consideration for the fulfillment of Service Provider’s tasks and obligations under this Agreement (as well as in connection with such services already rendered prior to the date hereof in accordance with the terms of the Stockholders Agreement), the Company shall pay Service Provider such remuneration, or provide such rights, as is set forth in Exhibit A attached hereto (the “Compensation”). Service Provider is aware that the Compensation constitutes the Company’s sole obligation towards Service Provider in consideration for the Services and that he shall not be entitled to any other remuneration or other payment whatsoever. On the basis of his status as an independent contractor, Service Provider will file and be liable for his own tax reports and filings, including all income, social security, capital gain and other taxes, whether federal, state, municipal or other, due and owing on the consideration received by him under this Agreement. Service Provider is aware and acknowledges that the arrangements under this Agreement is still subject to approval by the stockholders of the Company, provided that if such approval is not obtained for any reason, then the parties agree to revert to the provisions of Section 12 which will, once again, prevail and govern on the matters set forth herein.

4.	Termination of Stockholders Agreement Arrangements. The parties hereby agree that the terms of this Agreement, including, but not limited to, the terms as provided in Exhibit A, are intended to (and hereby) supersede, terminate, and replace the provisions of Section 12, whether or not the Stockholders Agreement is actually amended to that effect.

5.	Status of Parties

5.1.	Service Provider is an independent contractor and is elected to provide the Services to the Company as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and Service Provider.

5.2.	The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Services.

5.3.	Service Provider hereby agrees to fully indemnify Company and hold it harmless from and against any and all claims, actions, suits, deficiencies, judgments, settlements, damages, expenses, losses, costs, liabilities, and/or other expenses, including without limitation, reasonable legal expenses (collectively, “Losses”) resulting from, or arising out of, or in connection with an initiative of Service Provider’s or anyone acting on his behalf that the Services provided herein should be part of his salary as an employee of the Company.

6.	Term and Termination of the Agreement

6.1.	This Agreement shall commence and enter into effect on the Effective Date (other than such earlier and specific arrangements set forth in Exhibit A which shall be deemed to have entered into effect as of the earliest date set forth therein), and shall continue to be in full force and effect unless otherwise terminated as set forth in this Section 6 (the “Term”).

6.2.	The Company may terminate this Agreement, with or without cause, at any time upon thirty (30) days’ advance written notice to the other party (the “Notice Period” and the “Termination Notice”, respectively). Such termination will not derogate from the obligation of the Company to pay the Outstanding Fees and the Additional Fees (as such terms are defined in Exhibit A).

6.3.	During the Notice Period, and only if the Company so requires, Service Provider shall continue to provide the Services.

6.4.	Sections 2, 7 and 8 will survive any termination or expiration of this Agreement.

7.	Confidentiality

7.1.	Service Provider acknowledges that he will be exposed to confidential information related to the Company in connection with the Services and this Agreement. Therefore, the Service Provider hereby undertakes to protect the Company’s confidential information to the best of his efforts and in any event, with at least a reasonable care. The foregoing shall not be deemed to derogate in any way from Service Provider’s fiduciary duties under applicable law.

8.	General

8.1.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. Neither party hereto shall assign any of its or his rights and obligations hereunder without the prior written consent of the other party. The Company, however, may assign this Agreement to its parent, subsidiary or affiliate, or to a purchaser of all or part of the Company’s assets or shares.

8.2.	Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

8.3.	In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

8.4.	This Agreement, together with its Exhibits, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and it supersedes and replaces any and all prior discussions, agreements (whether written or verbal), representations and understandings in this regard. This Agreement shall not be modified except by a written instrument signed by both parties.

8.5.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

8.6.	All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by electronic mail, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested. Until changed by a written notice given by either party to the other party, the addresses of the parties shall be as set forth above.

8.7.	This Agreement shall be governed by the laws of the State of Delaware. Each of the parties hereby submits irrevocably to the exclusive jurisdiction of the competent courts located within the City of Tel-Aviv, Israel.

8.8.	Any breach of this Agreement by Service Provider could cause irreparable damage to the Company. In the event of such breach, the Company shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of Service Provider’s obligations hereunder. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated below.

THE COMPANY		SERVICE PROVIDER

Actelis Networks, Inc.		Ram Vromen

By:	Yoav Efron

Title:	CFO

Date:	12/27/2021	Date:	12/27/2021

EXHIBIT A

The Services; Compensation

Any terms not specifically defined herein shall have their respective terms in the Services Agreement to which this Exhibit is attached.

The Company and the Service Provider hereby agree to the following terms in connection with the Services rendered by the Service Provider to the Company:

1.	Services. The Services to be rendered by the Service Provider hereunder shall include the following:

1.1.	Advice and assistance in fund raising (opening doors, preparing materials, assisting in presentations and providing follow up, negotiating deals, keeping relations with key players etc.);

1.2.	Legal assistance (term sheets, reviewing definitive agreements and consulting on legal issues); and

1.3.	Any other matter as requested by the Company and agreed from time to time between the Service Provider and the Company.

2.	Acknowledgement of Past Fees. The Company hereby acknowledges that the outstanding amount owed and unpaid to the Service Provider in connection with the Services rendered during the period commencing on February 15, 2015 and ending on December 31, 2019 (the “Initial Term”) is $197,500 plus VAT (the “Outstanding Initial Fees”).

3.	Additional Service Fees. The Company and the Service Provider hereby acknowledge and agree that from and after the Initial Term (the “Additional Term”), the Service Provider shall be entitled to a success-based fee, which shall: (i) be calculated and based on the following provisions and (ii) replace and terminate the original arrangements under Section 12 in respect of any period following the Initial Term (the “Additional Fees”):

3.1.	The Additional Fees shall be in an amount of $150,000 plus VAT.

The Additional Fees shall be payable by the Company as follows: (a) $100,000 plus VAT will be payable upon the earlier to occur of: (i) the closing of a Financing Round (as defined below) of at least $2,000,000 to the Company (“Qualified Financing”). Closing shall be deemed to occur when the Company actually receives the investment amount but not earlier than January 1, 2022; and (ii) the Company reaches at least $2,000,000 in EBITDA as reported by the Company, whether any such event occurs during or after the Additional Term; (b) $50,000 plus VAT will be payable upon the earlier to occur of: (i) the closing of a Financing Round in which the aggregate amount received by the Company in Financing Rounds from the date of this Agreement reaches or passes $4,000,000 to the Company. Closing shall be deemed to occur when the Company actually receives the investment amount; and (ii) the Company reaches at least $3,000,000 in EBITDA as reported by the Company, whether any such event occurs during or after the Additional Term

The term “Financing Round” shall mean any form of equity financing in the capital stock of the Company, including in the form of: (i) convertible notes and/or SAFE instruments; or (ii) reverse merger with a shell company provided that an amount of at least $2,000,000 is made available for operational purposes in the shell company at the closing of such reverse merger or subsequently raised by the shell company, but excluding, for the avoidance of doubt, any form of non-convertible debt, grants and like payments. A Qualified Financing may occur in several phases that accumulate to at least $2,000,000. In addition, separate series of financing rounds that occur in the same 12-month period will be considered a Qualified Financing as long as they accumulate to at least $2,000,000.

3.2.	The Service Provider shall resign from his position as a member of the Board of Directors and stop providing and Services on June 30, 2022 (the “Termination Day”). Notwithstanding the foregoing, in case of closing of the Qualified Financing following which the Company remains a private company prior to the Termination Day, the Service Provider undertakes to continue rendering the Services to the Company for a period of up to three (3) months following such closing, as the Company shall reasonably require, even if such three month period ends following the Termination Date. In the event that the Company becomes public prior to the Termination Day, the Service Provider may resign from the Board prior to the Company becoming public but will otherwise provide the Services until the Termination Day.

3.3.	In the event that the Company reaches one of the milestones set forth in Section 3.2 above and Service Provider is entitled to receive the Additional Fees, then the Company shall pay all Outstanding Initial Fees, as set forth above, together with the payment of the Additional Fees; provided that the Company may pay any and all Outstanding Initial Fees in several installments over a period not to exceed twenty-four (24) months from achievement of the applicable milestone. For avoidance of doubt, this Section does not derogate from the Service Provider’s right to receive the Outstanding Initial Fees notwithstanding the occurrence of any such milestone.

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